UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2010 (August 6, 2010)

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its Certificate of Incorporation)

Delaware	001-32922	05-0569368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 North Parkway Drive Pekin, Illinois	61554
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (309) 347-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On August 6, 2010, Aventine Renewable Energy Holdings, Inc. (the “Company”) and New CIE Energy Opco, LLC, d/b/a Riverland Biofuels (“Riverland”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company acquired substantially all of the assets (the “Assets”), and assumed specified liabilities, of Riverland for a purchase price of $16.5 million.  The purchase price was determined based on arm’s-length negotiations.  The Assets comprised an ethanol production facility located in Canton, Illinois, and included real property at the plant site as well as surrounding parcels.  Affiliates of certain holders of the Company’s debt and equity securities hold a controlling interest in Riverland.  The acquisition closed on August 6, 2010.  The Purchase Agreement includes customary representations, warranties and indemnification provisions.

First Amendment to Revolving Credit and Security Agreement

On August 6, 2010, the Company and its subsidiaries, as borrowers, entered into the First Amendment to Revolving Credit and Security Agreement (the “First Amendment”) with the financial institutions party thereto as “Lenders” (the “Lenders”), and PNC Bank, National Association, as administrative agent and collateral agent for the Lenders (the “Agent”).  The First Amendment amends the Revolving Credit and Security Agreement entered into by the Company and its subsidiaries, the Lenders and the Agent on March 15, 2010 (the “Loan Agreement”) by increasing the letter of credit sublimit under the Loan Agreement from $12 million to $17 million.  The First Amendment also modifies the capital expenditure limitations applicable to the Company and its subsidiaries under the Loan Agreement.  The First Amendment also modifies the borrowers’ daily inventory reporting requirements to permit the Agent to agree not to require daily reporting by the borrowers of in-transit inventory.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:  August 11, 2010

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ William J. Brennan
Name: William J. Brennan
Title: Chief Accounting and Compliance Officer